AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                               CURIAN CAPITAL, LLC
                                       AND
                             FRANKLIN ADVISERS, INC.

      This AMENDMENT is made by and between CURIAN CAPITAL, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and FRANKLIN ADVISERS, INC., a California corporation and registered investment adviser ("Sub-Adviser"), and CURIAN VARIABLE SERIES TRUST, a Massachusetts business trust ("Trust").

      WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 19, 2011 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as specified on Schedule A of the Agreement (each a "Fund" and collectively, the "Funds").

      WHEREAS,  pursuant  to the  Agreement,  the  parties  have agreed to amend
Section 13, entitled "REPRESENTATIONS AND AGREEMENTS OF THE ADVISER," of the Agreement to reflect recent regulatory changes under the Commodity Exchange Act and certain Commodity Futures Trading Commission regulation changes.

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

      1. Paragraph (b) of Section 13 is deleted and replaced in its entirety with the following:

            Each Fund (and the Adviser with respect to the Fund) is excluded from the definition of a commodity pool operator under CFTC Rule
            4.5. In order to ensure compliance with the requirements of Rule 4.5, the Adviser promises that: (1) the Fund will not be, and has not been, marketing participations to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options, or swaps markets (as these terms are used by Rule 4.5 and interpreted by the CFTC); (2) the Adviser will make and maintain all filings required by Rule 4.5; and
            (3) the Adviser will take all other actions required to qualify for the exclusion provided by Rule 4.5 for the Funds, other than as provided by Section 19 below. The Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5), and any other documentation or assurances the Sub-Adviser may reasonably request with respect to the Fund's reliance on Rule 4.5;

      2. The following is added to Section 19.

            The Sub-Adviser agrees to invest the Fund's assets in accordance with the provisions of Rule 4.5(c)(A) or (B).

IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 14th day of December, 2012, effective as of December 31, 2012.

CURIAN CAPITAL, LLC                       FRANKLIN ADVISERS, INC.

By: /s/ Michael Bell                      By: /s/ Edward B. Jamieson
    -----------------------------------       ----------------------------------

Name: Michael Bell                        Name: Edward B. Jamieson
      ---------------------------------         --------------------------------

Title: President                          Title: President and CIO
       --------------------------------          -------------------------------

CURIAN VARIABLE SERIES TRUST

By: /s/ Emily J. Eibergen
    -----------------------------------

Name: Emily J. Eibergen
      ---------------------------------

Title: Assistant Secretary
       --------------------------------